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                                                                      EXHIBIT 11

              EXECUTONE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

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
                                Three Months Ended         Twelve Months Ended
                             -------------------------   -------------------------
                               12/31/94     12/31/93      12/31/94       12/31/93
                             -----------   -----------   -----------   -----------
                                           (Restated)                  (Restated)
INCOME FROM CONTINUING
   OPERATIONS                $ 2,248,000   $ 1,966,000   $ 6,734,000   $ 4,903,000

DISCONTINUED OPERATIONS:
  INCOME FROM OPERATIONS,
    NET OF INCOME TAXES             --         102,000       153,000       298,000
  GAIN ON DISPOSAL,
    NET OF INCOME
    TAXES                           --            --         604,000          --
                             -----------   -----------   -----------   -----------
NET INCOME                   $ 2,248,000   $ 2,068,000   $ 7,491,000   $ 5,201,000
INTEREST EXPENSE
 ADJUSTMENT                        7,000        36,000        26,000       144,000
                             -----------   -----------   -----------   -----------
ADJUSTED NET INCOME          $ 2,255,000   $ 2,104,000   $ 7,517,000   $ 5,345,000
                             ===========   ===========   ===========   ===========

WEIGHTED AVERAGE NUMBER
  OF COMMON SHARES            45,060,000    35,808,000    43,705,000    32,926,000
  OUTSTANDING

COMMON STOCK EQUIVALENTS:
  Add - Net shares
   assumed to be issued
   for dilutive stock
   options and warrants        3,071,000     4,498,000     3,241,000     4,253,000
  Add - Shares assumed
   to be issued on
   conversion of preferred
   stock  (converted
   entirely in 1993) and
   exercise of related
   warrants                      489,000     8,406,000       751,000    11,104,000
                             -----------   -----------   -----------   -----------
TOTAL WEIGHTED AVERAGE
  COMMON AND COMMON
  EQUIVALENT SHARES
  OUTSTANDING                 48,620,000    48,712,000    47,697,000    48,283,000
                             ===========   ===========   ===========   ===========
EARNINGS PER COMMON
SHARE:
  Continuing Operations      $      0.05   $      0.04   $      0.14   $      0.10
  Discontinued Operations           --            --            0.02          0.01
                             -----------   -----------   -----------   -----------
  Net Income                 $      0.05   $      0.04   $      0.16   $      0.11
                             ===========   ===========   ===========   ===========
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